Exhibit 10.2

STANLEY, INC.

Amendment No. 2 to the Executive Deferred Compensation and Equity Incentive Plan

November 6, 2008

As approved by the Board of Directors of Stanley, Inc. (the “Company”) on November 6, 2008, the Company’s Executive Deferred Compensation and Equity Incentive Plan (the “Plan”), as amended by Amendment No. 1 to the Plan on June 28, 2006, is hereby further amended and revised as follows:

Amendment to Section 2.28:  The following sentence is added at the end of Section 2.28 “Termination of Employment”:

Notwithstanding the foregoing, in the case of Awards which are subject to Section 409A of the Code, a Termination of Employment shall occur no earlier than the date of a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the rules and regulations thereunder.

New Section 4.10: A new Section 4.10 is added that provides as follows:

4.10  Section 409A.  Stock Option Awards and Voting Awards under the Plan are intended to be exempt from the provisions of Code Section 409A, which governs nonqualified deferred compensation, and shall be so administered and interpreted.  Trust Awards and Cash Awards under the Plan are intended to be in compliance with the provisions of Code Section 409A and shall be so administered and interpreted.  Notwithstanding the foregoing, Recipients are solely responsible for the tax consequences to them of Awards under the Plan including any tax consequences under Code Section 409A.

Amendment to Section 5.1(b): Section 5.1(b) is amended to add the following at the end thereof:

Notwithstanding the above, if the Recipient is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Recipient’s Termination of Employment, any amount that would otherwise have been payable under this Section 5.1(b) upon or within the first six (6) months following the Recipient’s Termination of Employment will be payable six (6) months and one (1) day following the date of the Recipient’s Termination of Employment or, if earlier, the date of Recipient’s death.

Amendment to Section 6.2(b):  The last sentence of Section 6.2(b) is deleted and replaced by the following:

Shares of Restricted Stock issuable pursuant to an exercise of a Stock Option Award shall be issued pursuant to and in accordance with Section V and shall be issued to the recipient as a fully-vested Voting Award.  Exercise by a deferred payment arrangement will require a full recourse promissory note from the Recipient for the exercise price with interest as above and will not be permitted for executive officers or directors of the Company

Amendment to Section 6.3(b): The first sentence under Section 6.3(b) is deleted and replaced by the following:

The exercise price of each Nonqualified Option shall be at least equal to 100% of the Fair Market Value of the common stock of the Company on the Date of Award of the Nonqualified Option.

Amendment to Section 8.2:  Section 8.2, Cash Awards, is amended by deleting in the only sentence therein the second semicolon and the clause immediately thereafter that begins “provided, further, however that the Committee may…” and by adding the following after such sentence:

Notwithstanding the above, if the Recipient is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Recipient’s Termination of Employment, any amount that would otherwise have been payable under this Section 8.2 upon or within the first six (6) months following the Recipient’s Termination of Employment will be payable six (6) months and one (1) day following the date of the Recipient’s Termination of Employment or, if earlier, the date of Recipient’s death.

Amendment to Section 8.3: Section 8.3 is amended to add at the end thereof the following:

Notwithstanding the above, in the case of a Trust Award or Cash Award:

(i) the provisions of this Section 8.3 shall apply only if the Financial Hardship meets the requirements of an Unforeseeable Emergency in Treasury Regulations Section 1.409A-3(i)(3)(i);

(ii) the amount that may be distributed as the result of such Financial Hardship may not exceed the amount permitted to be distributed under Treasury Regulations Section 1.409A-3(i)(3)(ii); and

(iii) the restrictions in Treasury Regulations Section 1.409A-3(i)(3)(iii) shall apply to any such distribution.

Amendment to 8.6(c): Section 8.6(c) is amended to add as a last sentence thereof the following:

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Prepayment of any promissory note may be made only in the event such prepayment does not result in a violation of Code Section 409A.

Amendment to 8.13: The sole sentence in Section 8.13 is amended to add at the end thereof and prior to the period the following:

;provided, however, that no such action would be taken that would cause the Stock Option to become subject to and in violation of Code Section 409A

Amendment to Section XI: Section XI is amended to add as a last sentence thereof the following:

No amendment or modification shall be made to the Plan that would cause outstanding Awards under the Plan to fail to be either exempt from Code Section 409A or in compliance with Code Section 409A.

Except as specifically set forth above, all other provisions of the Plan remain in full force and effect.